SCHEDULE 14A
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary proxy statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive proxy statement
☐	Definitive additional materials
☐	Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

MECHANICAL TECHNOLOGY, INCORPORATED
(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Payment of filing fee (Check the appropriate box):
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☐ Fee computed on table below per Exchange Act rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

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	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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MECHANICAL TECHNOLOGY, INCORPORATED
431 NEW KARNER ROAD
ALBANY, NEW YORK 12205

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Mechanical Technology, Incorporated:

     NOTICE IS HEREBY GIVEN that the 2010 Annual Meeting of Stockholders (the “Annual Meeting”) of Mechanical Technology, Incorporated, a New York corporation (the “Company”), will be held on Thursday, June 17, 2010, at 10:00 a.m., local time, at the Company’s corporate headquarters located at 431 New Karner Road, Albany, New York 12205, for the following purposes:

1.	To elect two Directors to hold office until the Company’s 2013 Annual Meeting of Stockholders and until such Director’s successor is duly elected and qualified.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent auditor for fiscal year 2010.

3.	To transact such other business as may properly come before the meeting.

     The Board of Directors has fixed the close of business on April 19, 2010 as the record date for determining stockholders entitled to notice of, and entitled to vote at, the Annual Meeting and any adjournments or postponements thereof. Only holders of the Company’s common stock of record at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

     The Board of Directors recommends that you vote in favor of the proposal for the election of the nominees as Directors of the Company and for the ratification of PricewaterhouseCoopers, LLP as our independent auditors, as described in the accompanying proxy statement, and for any such other matters as may be submitted to you for a vote at the meeting.

     Your participation in the Company’s affairs is important regardless of the number of shares you hold. To ensure your representation at the Annual Meeting, the Company urges you to mark, sign, date and return the enclosed proxy card promptly, even if you anticipate attending in person. If you attend the Annual Meeting, you will, of course, be entitled to vote in person.

     In the event that there are insufficient shares to be voted in favor of the foregoing proposal at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies.

By Order of the Board of Directors,

/s/ PENG K. LIM	/s/ FREDERICK W. JONES
Peng K. Lim	Frederick W. Jones
Chief Executive Officer	Acting Chief Financial Officer

Albany, New York
May 3, 2010

Your vote is important. Whether or not you intend to be present at the meeting, please mark, sign, and date the enclosed proxy and return it in the enclosed envelope to assure that your shares are represented at the meeting. If you attend the meeting, you may vote in person if you wish to do so, even if you have previously submitted your proxy.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on June 17, 2010: The proxy statement and annual report to stockholders are available at http://www.amstock.com/proxyservices/viewmaterial.asp?CoNumber=15895

MECHANICAL TECHNOLOGY, INCORPORATED
431 NEW KARNER ROAD
ALBANY, NEW YORK 12205

PROXY STATEMENT

     This proxy statement (the “Proxy Statement”) is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Mechanical Technology, Incorporated, a New York corporation (referred to in this proxy as the “Company”, “we”, “us” or “MTI”), to be voted at the 2010 Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held on Thursday, June 17, 2010 at 10:00 a.m., local time, at the Company’s corporate headquarters located at 431 New Karner Road, Albany, New York 12205.

Record Date and Voting Securities

     The Notice of Annual Meeting, Proxy Statement and proxy card (the “Proxy Card”) are first being mailed to stockholders of the Company on or about May 3, 2010 in connection with the solicitation of proxies for the Annual Meeting. The Board has fixed the close of business on April 19, 2010 as the date of record (the “Record Date”) for the determination of stockholders entitled to notice of, and entitled to vote at, the Annual Meeting. Only holders of record of our common stock, par value $0.01 per share (“Common Stock”), at the close of business on the Record Date will be entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, there were 4,771,658 shares of Common Stock outstanding and entitled to vote at the Annual Meeting and approximately 456 stockholders of record. However, we believe that a significant number of shares are held by brokers under a “nominee name” and that the number of beneficial stockholders of our Common Stock exceeds 10,000. Each holder of Common Stock outstanding as of the close of business on the Record Date will be entitled to one vote for each share held as of the Record Date with respect to each matter submitted at the Annual Meeting.

Proxies

     The Board is soliciting a proxy in the form accompanying this Proxy Statement for use at the Annual Meeting, and will not vote such proxy at any other meeting. James Prueitt and Frederick Jones, or each acting individually, are the persons named as proxies on the Proxy Card accompanying this Proxy Statement, who have been selected by the Board to serve in such capacity. Mr. Prueitt is the Vice President of Engineering and Operations of MTI Micro and Mr. Jones is the Vice President of Finance and Operations of MTI Instruments Inc. and Acting Chief Financial Officer of the Company.

Voting of Proxies

     Because many of our stockholders are unable to attend the Annual Meeting, the Board solicits proxies to give each stockholder an opportunity to vote on all matters scheduled to come before the Annual Meeting, as set forth in this Proxy Statement. Stockholders are urged to read the material in this Proxy Statement carefully, specify their choice on each matter by marking the appropriate box on the enclosed Proxy Card and then sign, date, and return the card in the enclosed, stamped envelope.

     Each proxy that is (a) executed properly; (b) received by us prior to or at the Annual Meeting; and (c) not properly revoked by the stockholder pursuant to the instructions below, will be voted in accordance with the directions specified on the proxy and otherwise, in accordance with the judgment of the persons designated therein as proxies. If no choice is specified and the proxy is properly signed and returned, the shares will be voted by the persons named as proxies in accordance with the recommendations of the Board contained in this Proxy Statement.

     Our Board knows of no matters to be presented at the Annual Meeting other than those described in this Proxy Statement. In the event that other business properly comes before the meeting, the persons named as proxies will have discretionary authority to vote the shares represented by the accompanying proxy in accordance with their own judgment.

Revocation of Proxies

     Each stockholder giving a proxy has the power to revoke it at any time before the shares represented by that proxy are voted. Revocation of a proxy is effective when our Secretary receives either (i) an instrument revoking the proxy; or (ii) a duly executed proxy bearing a later date. Additionally, a stockholder may change or revoke a previously executed proxy by voting in person at the Annual Meeting.

     Subject to the terms and conditions set forth herein, all proxies received by us will be effective, notwithstanding any transfer of the shares to which such proxies relate, unless at or prior to the Annual Meeting we receive a written notice of revocation signed by the person who, as of the Record Date, was the registered holder of such shares. The notice of revocation must indicate the certificate number(s) and number of shares to which such revocation relates and the aggregate number of shares represented by such certificate(s).

Quorum and Method of Tabulation

     The presence, in person or by proxy, of thirty-three and one-third percent (33 1/3%) of the total number of outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. A quorum being present, the affirmative vote of a plurality of the votes is necessary to elect the nominees as Directors of MTI, as set forth in Proposal No. 1. The other matters submitted for stockholder approval at the Annual Meeting will be decided by the affirmative vote of a majority of the shares present, in person or by proxy, at the Annual Meeting and entitled to vote on such matters.

     One or more inspectors of election appointed for the meeting will tabulate the votes cast in person or by proxy at the Annual Meeting, and will determine whether or not a quorum is present. The inspectors of election will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as “un-voted” for purposes of determining the approval of any matter submitted to stockholders for a vote. Therefore, abstentions will be the equivalent of “un-voted” for purposes of determining the approval of any matter submitted for a stockholder vote.

     Many of our shares of Common Stock are held in “street name,” meaning that a depository, broker-dealer or other financial institution holds the shares in its name, but such shares are beneficially owned by another person. Generally, a street name holder must receive direction from the beneficial owner of the shares to vote on issues other than routine stockholder matters, such as the ratification of auditors. If a broker indicates on a proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will be treated as shares that are present and entitled to vote for purposes of determining quorum, but as “un-voted” for purposes of determining the approval of such matter submitted to the stockholders for a vote.

Householding of Annual Meeting Materials

     Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our Proxy Statement or Annual Report to Stockholders may have been sent to multiple stockholders who share an address unless we have received instructions to the contrary. We will promptly deliver a separate copy of either document to any stockholder upon written or oral request. Requests may be made by mail to: Mechanical Technology, Incorporated, ATTN: Investor Relations Department, 431 New Karner Road, Albany, New York 12205; by e-mail: contact@mechtech.com; or by telephone: (518) 533-2200. Any stockholder who would like to receive separate copies of the Proxy Statement and/or Annual Report to Stockholders in the future, or any stockholder who is receiving multiple copies and would like to receive only one copy per household in the future, should contact their bank, broker, or other nominee record holder, or us directly at the address, e-mail address or phone number listed above.

Proxy Solicitation Expense

     We do not anticipate engaging a paid proxy solicitor to assist with the solicitation of proxies for the Annual Meeting. In addition to solicitation by mailing of this Proxy Statement, our directors, officers, and employees, without receiving any additional compensation, may solicit proxies personally or by telephone, facsimile or email. We have retained Broadridge Financial Solutions, Inc. to request brokerage houses, banks, and other custodians or nominees holding stock in their names for others to forward proxy materials to their customers or principals who are the beneficial owners of shares and will reimburse them for their expenses in doing so. We do not anticipate that the costs and expenses incurred in connection with this proxy solicitation, which will be paid by the Company, will materially exceed those normally expended for a proxy solicitation for routine matters to be voted on at an annual meeting of our stockholders.

PROPOSAL No. 1: ELECTION OF DIRECTORS

     We currently have five Directors of the Board. At the Annual Meeting, two Directors are to be elected to hold office until the expiration of their terms and until qualified successors shall be elected, respectively. The Directors serve staggered terms.

     Listed below are the Directors nominated for election at the Annual Meeting.

Name	Position with the Company	Age	Director Since	Terms Expiring
Peng K. Lim	Chairman and Chief Executive Officer	47	2006	2010
Dr. Walter L. Robb	Director	81	1997	2010

     The Board has nominated Peng K. Lim and Dr. Walter L. Robb to serve three-year terms, expiring in 2013. Peng K. Lim and Dr. Water L. Robb are completing their final year of their three-year terms, expiring on June 17, 2010, and William P. Phelan is beginning his second year of his three-year term, expiring in 2012. Thomas J. Marusak and E. Dennis O’Connor are each beginning their third year of their three-year terms, expiring in 2011.

Vote Required for Approval

     The affirmative vote of the plurality of the shares of Common Stock represented and entitled to vote at the Annual Meeting is required to elect the nominated Directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ELECTION OF
THE NOMINEES LISTED ABOVE AS DIRECTORS OF THE COMPANY.

Information about Our Directors

     Set forth below is certain information regarding the Directors of the Company, including those who have been nominated for election at the Annual Meeting.

Name	Age	Director Since
Terms Expiring 2010
Peng K. Lim	47	2006
Dr. Walter L. Robb	81	1997

Terms Expiring 2011
Thomas J. Marusak (1) (2)	59	2004
E. Dennis O’Connor (1) (2)	70	1993

Terms Expiring 2012
William P. Phelan (1) (2)	53	2004

(1)	Member of the Audit Committee
(2)	Member of the Governance, Compensation and Nominating Committee

     Messrs. Marusak, O’Connor, and Phelan are “independent directors”, as defined by the listing standards of The Nasdaq Stock Market Inc.

     Peng K. Lim has served as our Chief Executive Officer since December 2006, Chairman of the Board since May of 2008, and since May 2006, the President and Chief Executive Officer of MTI MicroFuel Cells, Inc., or MTI Micro, a Delaware corporation and our majority owned subsidiary. From 2001 to 2005, Mr. Lim served as the President and Chief Executive Officer of Tapwave, Inc., a handheld and entertainment platform company. Mr. Lim served as Vice President, Worldwide Product Development of Palm, Inc., a handheld and wireless computer company, from April 1999 until May 2001. Mr. Lim served as Vice President of Engineering of Fujitsu Personal Systems, a pen-based and wireless computer company and a wholly-owned subsidiary of Fujitsu Limited, from June 1997 until March 1999. From July 1996 to June 1997, Mr. Lim was an Engineering Platform Director for Texas Instruments, a semiconductor company. Mr. Lim holds a B.S. and an M.S. in Electrical Engineering from University of Windsor (Ontario, Canada) and a Master of Engineering Management from Northwestern University. Mr. Lim is an alumnus of the Stanford Executive Program for Growing Companies at Stanford University. His leadership roles and experience, including those mentioned above, his knowledge of and extensive experience in engineering and manufacturing for global markets, his experience as one of the executives responsible for taking Palm, Inc. through a successful IPO, and his experience serving as a director of a publicly traded company qualify him to serve as a director and chairman of Mechanical Technology. Mr. Lim served on the board of Novatel Wireless, Inc. from 2001 through 2007.

     Thomas J. Marusak has served as a director since December 2004. Since 1986, Mr. Marusak has served as President of Comfortex Corporation, an internationally recognized manufacturer of window blinds and specialty shades. Mr. Marusak served with New York’s Capital Region Center for Economic Growth as Chairman of the Technology Council from June 2001 to July 2004 and Chairman of the Board of Directors from July 2004 until December 2005. Mr. Marusak has served as a director for the New York State Energy and Development Authority since September 1999. Mr. Marusak also represented the interests of small- and medium-sized manufacturing businesses of New York as a delegate at the White House in 1995. He was previously a member of the Advisory Board of Directors for Key Bank of New York from 1996 through 2004, and served on the Advisory Boards of Dynabil Industries Inc. and Clough Harbour Associates Technology Services Company of Albany from 2000 through 2005. Mr. Marusak received a B.S. in Engineering from Pennsylvania State University, and an M.S. in Engineering from Stanford University. Mr. Marusak brings technical development, manufacturing experience, product development and introduction, financial accounting, and human resources expertise to the board, as well as relevant experience in committee and board service.

     E. Dennis O’Connor has served as a director since 1993, and is a retired attorney specializing in intellectual property. From 1984 until his retirement in June 2000, Mr. O’Connor served as the Director of New Products and Technology for Masco Corporation, a diversified manufacturer of building, home improvement, and other specialty products for the home and family. Mr. O’Connor holds a J.D. from George Washington University and a B.S. in Mechanical Engineering from Notre Dame University. Mr. O’Connor contributes to the Company’s Board significant experience in corporate law, with an emphasis on intellectual property and contract law, having practiced for thirty one years in this arena. He has also served on various corporate committees throughout his career relating to accounting and finance, with a background specializing in technical and management assessment.

     William P. Phelan has served as a director since December 2004. Mr. Phelan is the co-founder and Chief Executive Officer of Bright Hub, Inc., a software company founded in 2006, which focuses on the development of online commerce for software. Since May 2004, Mr. Phelan has acted as Chairman and CEO of Chatham Capital Management, Inc. In May 1999, Mr. Phelan founded OneMade, Inc., an electronic commerce marketplace technology systems and tools provider. Mr. Phelan served as Chief Executive Officer of OneMade, Inc. from May 1999 to May 2004. OneMade, Inc. was sold to America Online in May 2003. Mr. Phelan also serves on the Board of Trustees and Chairman of the Audit Committee of the Paradigm mutual fund family. In addition, Mr. Phelan served as a member of the Board of Directors of Florists’ Transworld Delivery, the largest floral services organization in the world, from January 1995 through December 1999. He has also held numerous executive positions at Fleet Equity Partners, Cowen & Company, and UHY Advisors Inc., formerly Urbach Kahn & Werlin, PC. Mr. Phelan has a B.A. in Accounting and Finance from Siena College, an M.S. in Taxation from City College of New York, and is a Certified Public Accountant. Mr. Phelan contributes leadership, capital markets experience, strategic insight as well and innovation in technology to the Board. His accounting expertise makes him well qualified to serve as the Chairman of the Audit Committee.

     Dr. Walter L. Robb has served as a director since 1997. Dr. Robb has served as President of Vantage Management, Inc., a management consulting company, since 1993. Prior to that time, Dr. Robb served in various executive positions with General Electric Company. Dr. Robb served as Senior Vice President for Corporate Research and Development with General Electric from 1986 until his retirement in December 1992, directing the General Electric Research and Development Center, one of the world’s largest and most diversified industrial laboratories, while also serving on its Corporate Executive Council. Dr. Robb served on the Board of Directors of Plug Power Inc., from 1997 through October 2002, has served on the board of directors of Celgene Corporation, a publicly held integrated biopharmaceutical company, since 1992, and a number of privately held companies. Dr. Robb’s experience at GE Medical Systems, where he served as CEO of a division with 10,000 employees, $1.6 billion in revenue and $76 million in net income, as well as his tenure on the GE Executive Committee, brings significant managerial and technical expertise to the board.

     There are no family relationships among any of our directors or executive officers.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

     The Board held twelve meetings during 2009. All Directors attended at least 75% of all of the Board and Committee meetings that they were eligible to attend during 2009 The Board has no formal policy regarding attendance at the Annual Meeting; however, Directors are encouraged, but not required, to attend any meetings of our stockholders. All of our current Directors attended the 2009 Annual Meeting of Stockholders.

     The Board has established an Audit Committee and a Governance, Compensation and Nominating Committee.

Audit Committee

     The Audit Committee consists of Mr. Phelan (Chairman), Mr. O’Connor and Mr. Marusak. The Board has determined that the current members of the Audit Committee are independent directors as defined under Rule 5605(a)(2) of the Nasdaq Stock Market Inc. Rules (“Nasdaq Rules”).

     The Audit Committee met four times during 2009, and each member attended 100% of the meetings. The responsibilities of the Audit Committee are set forth in the charter of the Audit Committee, which was adopted by the Board of the Company and is published in the Investor Relations/Corporate Governance section of our website at www.mechtech.com. The Committee, among other matters, is responsible for the annual appointment of the independent registered public accountants as MTI’s auditors, and reviews the arrangements for and the results of the auditors’ examination of our books and records, auditors’ compensation, internal accounting control procedures, and activities. The Audit Committee also reviews our accounting policies, control systems and compliance activities and reviews the charter of the Audit Committee.

Governance, Compensation and Nominating Committee

     Our Board adopted a Governance, Compensation and Nominating Committee charter, which is published in the Investor Relations/Corporate Governance section of our website at www.mechtech.com. The Governance, Compensation and Nominating Committee consists of Mr. O’Connor, Mr. Marusak and Mr. Phelan, who are all “independent directors” as defined under Rule 5605(a)(2) of the Nasdaq Rules. Mr. O’Connor is Chairman of the Governance, Compensation, and Nominating Committee.

     The role of the Governance, Compensation and Nominating Committee is to assist the Board by 1) identifying, evaluating and recommending the nomination of Board members; 2) setting the compensation for our Chief Executive Officer and other senior executives; 3) establishing bonus and option pool amounts for other employees and performing other compensation oversight; 4) establishing Director compensation; 5) selecting and recommending Director candidates to the Board; 6) recommending improved governance of the Company to the Board; and 7) assisting the Board with other assigned tasks as needed.

     In appraising potential Director candidates, the Governance, Compensation and Nominating Committee focuses on desired characteristics and qualifications of candidates, and although there are no stated minimum requirements or qualifications, preferred characteristics include business savvy and experience, concern for the best interests of our stockholders, proven success in the application of skills relating to our areas of business activities, adequate availability to participate actively in the Board’s affairs, high levels of integrity and sensitivity to current business and corporate governance trends and legal requirements and that candidates meet the director independence standards of The Nasdaq Global Market System, if applicable. The Governance, Compensation and Nominating Committee has adopted a formal policy for the consideration of director candidates recommended by stockholders. Individuals recommended by stockholders are evaluated in the same manner as other potential candidates. A stockholder wishing to submit such a recommendation should forward it in writing to our Secretary at 431 New Karner Road, Albany, New York 12205. The mailing envelope should include a clear notation that the enclosure is a “Director Nominee Recommendation.” The recommending party should be identified as a stockholder and should provide a brief summary of the recommended candidate’s qualifications, taking into account the desired characteristics and qualifications considered for potential Board members mentioned above.

     The Governance, Compensation and Nominating Committee administers our executive compensation programs. This Committee is responsible for establishing the policies that govern base salaries, as well as short and long-term incentives for senior management. Within prescribed option grant ranges and vesting provisions, the Committee has delegated to our Chief Executive Officer and Chief Financial Officer authority to award stock option grants to non-executive personnel upon commencement of employment with us. The Committee considers recommendations made by our Chief Executive Officer and certain other executives when reaching its compensation decisions, including with respect to executive and director compensation. The Governance, Compensation and Nominating Committee met two times during 2009.

Governance, Compensation and Nominating Committee Interlocks and Insider Participation

     In 2009, the Governance, Compensation and Nominating Committee consisted of Mr. O’Connor, Mr. Marusak and Mr. Phelan, none of whom are or have been employees of MTI. During 2009, no executive officer of the Company served as a director of any other for-profit entity that had an executive officer that served on the Board of the Company. For information concerning the committee members’ relationship to us, see “Security Ownership of Certain Beneficial Owners and Management” and “Certain Relationships and Related Transactions.”

The Board’s Role in Risk Oversight
The Board executes its oversight responsibility for risk management directly and through its Committees, as follows:
  The Audit Committee has primary responsibility for overseeing the integrity of the Company’s financial reporting risk by reviewing (i) the Company’s disclosure controls and procedures; (ii) any significant deficiencies in the design or operation of internal controls; (iii) any fraud material or otherwise; (iv) the use of judgments in management’s preparation of the financial statements, and (v) through consultation with Company’s independent auditors on the above items. The Board of Directors is kept abreast of the Committees' risk oversight and other activities via reports of the Committee Chairmen to the full Board.

  The Governance, Compensation and Nominating Committee oversees risks associated with our compensation policies and practices, with respect to both executive compensation and compensation generally. The Board of Directors is kept abreast of the Committees' risk oversight and other activities via reports of the Committee Chairmen to the full Board.

  The Board considers specific risk topics, including risks associated with our strategic plan, our capital structure and our development activities. In addition, the Board receives detailed regular reports from the heads of our principal business and corporate functions—that include discussions of the risks and exposures involved in their respective areas of responsibility. These reports are provided in connection with every regular Board meeting and are discussed, as necessary, at Board meetings. Further, the Board is routinely informed of developments at and affecting the Company that could affect our risk profile or other aspects of our business.
Executive Sessions of Directors
Executive sessions, or meetings of outside (non-management) Directors without management present, are held periodically throughout the year. At these executive sessions, the outside Directors review, among other things, the criteria upon which the performance of the Chief Executive Officer and other senior managers is based, the performance of the Chief Executive Officer against such criteria, and the compensation of the Chief Executive Officer and other senior managers. Meetings are held from time to time with the Chief Executive Officer to discuss relevant subjects.

Board Leadership Structure
The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. The Board understands that there is no single, generally accepted approach to providing Board leadership and that given the dynamic and competitive environment in which we operate, the right Board leadership structure may vary as circumstances warrant.

Peng K. Lim has served as our Chairman of the Board since May 2008 and CEO since May 2006. Based on its most recent review of MTI’s Board leadership structure, the Board continues to believe that this leadership structure is optimal for the market environment and the size of the Board. Coupled with the ongoing efforts to commercialize its Mobion technology and obtain additional capital funding, the Board believes that having one leader serving as both the Chairman and Chief Executive Officer provides decisive and effective leadership.

In considering its leadership structure, the Board has taken a number of factors into account. The Board, which consists of a majority of independent Directors who are highly qualified and experienced, exercises a strong, independent oversight function. This oversight function is enhanced by the fact that each of the Board’s key Committees - the Audit and Governance, Compensation and Nominating Committees, are comprised entirely of independent Directors. The Board does not currently have a lead independent director.

Board Membership
To fulfill its responsibility to recruit and recommend to the full Board nominees for election as Directors, the Governance, Compensation and Nominating Committee reviews the size and composition of the Board to determine the qualifications and areas of expertise needed to further enhance the composition of the Board and works with management in attracting candidates with those qualifications. The goal of the Committee is to achieve a Board that, as a whole, provides effective oversight of the management and business of our Company, through the appropriate diversity of experience, expertise, skills, specialized knowledge and other qualifications and attributes of the individual Directors. Important criteria for Board membership include the following:
  Members of the Board should be individuals of high integrity and independence, substantial accomplishments, and have prior or current associations with institutions noted for their excellence.

  Members of the Board should have demonstrated leadership ability, with broad experience, diverse perspectives, and the ability to exercise sound business judgment.

  The background and experience of members of the Board should be in areas important to the operations of the Company such as business, education, finance, government, law, medicine or science.

  The composition of the Board should reflect the benefits of diversity as to gender, ethnic background and experience.
The satisfaction of these criteria is implemented and assessed through ongoing consideration of Directors and nominees by the Corporate Governance Committee and the Board, as well as the Board’s self-evaluation process.

Based upon these activities and its review of the current composition of the Board, the Committee and the Board believe that these criteria have been satisfied.

In addition, in accordance with our Corporate Governance Principles, the Committee considers the number of boards of other public companies on which a candidate serves. Moreover, Directors are expected to act ethically at all times and adhere to the Company’s Code of Business Conduct and Ethics for members of the Board of Directors.

The Governance, Compensation and Nominating Committee and the Board believe that each of the nominees for election at the Annual Meeting brings a strong and unique set of attributes, experiences and skills and provides the Board as a whole with an optimal balance of experience, leadership, competencies, qualifications and skills in areas of importance to our Company. Under “Proposal 1—Election of Directors” above, we provide an overview of each nominee’s principal occupation, business experience and other directorships, together with the key attributes, experience and skills viewed as particularly meaningful in providing value to the Board, our Company and our shareholders.

REPORT OF THE AUDIT COMMITTEE

     The Audit Committee is currently composed of three directors, each of whom is an “independent director” as defined under Rule 5605 (a)(2) of the Nasdaq Rules and the applicable rules of the SEC. In addition, the Board has made a determination that Mr. Phelan qualifies as an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K under the Exchange Act of 1934 (the “Exchange Act”). Mr. Phelan’s designation by the Board as an “audit committee financial expert” is not intended to be a representation that he is an expert for any purpose as a result of such designation, nor is it intended to impose on him any duties, obligations, or liability greater than the duties, obligations or liability imposed on him as a member of the Audit Committee and the Board in the absence of such designation.

     In accordance with the Committee’s charter, available on our website at www.mechtech.com, our management has the primary responsibility for the financial statements and the financial reporting process, including maintaining an adequate system of internal controls over financial reporting. Our independent registered public accountants, PricewaterhouseCoopers LLP (“PwC”), report directly to the Audit Committee and are responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States of America. The Audit Committee, among other matters, is responsible for appointing our independent registered public accountants, evaluating such independent registered public accountants’ qualifications, independence and performance, determining the compensation for such independent auditor, and pre-approval of all audit and non-audit services. Additionally, the Audit Committee is responsible for oversight of our accounting and financial reporting processes and audits of our financial statements including the work of the independent auditor. The Audit Committee reports to the Board with regard to:
  the scope of the annual audit;

  fees to be paid to the independent registered public accountants;

  the performance of our independent registered public accountants;

  compliance with accounting and financial policies and financial statement presentation; and

  the procedures and policies relative to the adequacy of internal accounting controls.
     The Audit Committee reviewed and discussed with our management and PwC MTI’s 2009 quarterly consolidated financial statements and 2009 annual consolidated financial statements, including management’s assessment of the effectiveness of our internal control over financial reporting. Our management has represented to the Audit Committee that MTI’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

     Additionally, the Audit Committee has discussed with PwC any matters required to be discussed under American Institute of Certified Public Accountants Auditing Standard Section 380, The Auditor's Communication With Those Charged With Governance, which include, among other items, matters related to the conduct of the audit of our annual consolidated financial statements. The Audit Committee has also discussed the critical accounting policies used in the preparation of our annual consolidated financial statements, alternative treatments of financial information within generally accepted accounting principles that PwC discussed with management, the ramifications of using such alternative treatments and other written communications between PwC and management.

     PwC has provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and the Audit Committee discussed with PwC that firm’s independence. The Audit Committee has also concluded that PwC’s performance of non-audit services is compatible with PwC’s independence.

     The Audit Committee also discussed with PwC their overall scope and plans for its audit and has met with PwC, with and without management present, to discuss the results of its audit and the overall quality of our financial reporting. The Audit Committee also discussed with PwC whether there were any audit problems or difficulties, and management’s response.

     Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2009. This report is provided by the following independent directors, who constitute the Committee.

Audit Committee:

Mr. William P. Phelan (Chairman)
Mr. E. Dennis O’Connor
Mr. Thomas J. Marusak

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     A representative from PwC is expected to be present at the Annual Meeting and will have the opportunity to make a statement and answer appropriate questions from stockholders.

Accounting Fees

     Aggregate fees for professional services rendered by our principal auditor, PwC, for the years ended December 31, 2009 and 2008 are as follows (1):

	Year Ended	Year Ended
	December 31,	December 31,
	2009	2008
Audit Fees	$172,000	$179,000
Audit Related Fees	25,000	60,000
Tax Fees	42,215	71,576
All Other Fees	—	—
Total	$239,215	$310,576

(1)	The aggregate amounts included in Audit Fees are classified by the related fiscal periods for the audit of our annual financial statements and review of financial statements and statutory and regulatory filings or engagements. The aggregate fees included in each of the other categories are fees billed during those fiscal periods.

Audit Fees

     The Audit Fees billed for the fiscal years ended December 31, 2009 and 2008, respectively, were for professional services rendered for the audits of our consolidated financial statements included in Form 10-K and review of financial statements included in Form 10-Q, and for services that are normally provided by PwC in connection with statutory and regulatory filings or engagements.

Audit Related Fees

     The Audit Related Fees billed during the fiscal year ended December 31, 2009 pertained to consultations concerning accounting and financial reporting standards over complex significant transactions performed by the Company during that period. The Audit Related Fees billed during the fiscal year ended December 31, 2008 were for assurance and related services related to the review of the Company’s S-1 preliminary prospectus and related amendments.

Tax Fees

     The Tax Fees billed during the fiscal years ended December 31, 2009 and 2008, respectively, were for services related to tax compliance, including the preparation of tax returns and claims for refunds; and tax planning and tax advice, including assistance with and representation in tax audits and advice related to proposed transactions.

All Other Fees

     None.

     The Audit Committee has considered whether the provision of the non-audit services above is compatible with maintaining the auditors’ independence, and has concluded that it is.

Audit Committee Pre-Approval Policies and Procedures

     Pursuant to Section 202(a) of the Sarbanes-Oxley Act, the Audit Committee has adopted the following policies and procedures under which frequently utilized audit and non-audit services are pre-approved by the Audit Committee and the authority to authorize the independent registered public accountants to perform such services is delegated to a single committee member or executive officer.

a)	Annual audit, quarterly review and annual tax return services will be pre-approved upon review and acceptance of the tax and audit engagement letters submitted by the independent registered public accountants to the Audit Committee.

b)	Additional audit and non-audit services related to the resolution of accounting issues or the adoption of new accounting standards, audits by tax authorities or reviews of public filings by the SEC must be pre-approved by the Audit Committee and the authority to authorize the independent auditor to perform such services is delegated to the Chairman of the Audit Committee for fees up to $5,000, and for fees above $5,000 entire Committee approval is required.

c)	Additional audit and non-audit services related to tax savings strategies, tax issues arising during the preparation of tax returns, tax estimates and tax code interpretations must be pre-approved by the Audit Committee and the authority to authorize the independent auditor to perform such services is delegated to the Chairman of the Audit Committee for fees up to $5,000, and for fees above $5,000 entire Committee approval is required.

d)	Additional audit and non-audit services related to the tax and accounting treatments of proposed business transactions must be pre-approved by the Audit Committee and the authority to authorize the independent registered public accountants to perform such services is delegated to the Chairman of the Audit Committee for fees up to $5,000, and for fees above $5,000 entire Committee approval is required.

e)	Quarterly and annually, a detailed analysis of audit and non-audit services will be provided to and reviewed with the Audit Committee.

     All of the 2009 services described under the captions “Audit Fees” and “Tax Fees” were approved by the Audit Committee.

PROPOSAL 2: RATIFICATION OF INDEPENDENT AUDITOR

     The Audit Committee has selected PricewaterhouseCoopers LLP (“PWC”) as MTI’s independent auditor for fiscal year 2010, and the Board is asking shareholders to ratify that selection. Although current law, rules, and regulations, as well as the charter of the Audit Committee, require the Audit Committee to engage, retain, and supervise MTI’s independent auditor, the Board considers the selection of the independent auditor to be an important matter of shareholder concern and is submitting the selection of PWC for ratification by shareholders as a matter of good corporate practice.

     The affirmative vote of holders of a majority of the shares of common stock cast in person or by proxy at the meeting is required to approve the ratification of the selection of PWC as MTI’s independent auditor for the current fiscal year.

The Board of Directors recommends a vote FOR the proposal.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

     In early 2007, we formalized the process by which we review and approve transactions in which we or one or more related persons participate. Although we have always had procedures in place, we strengthened our current procedures by adopting a written policy requiring that all related person transactions be reported to our Chief Financial Officer and approved or ratified by the Governance, Compensation and Nominating Committee of the Board of Directors. In completing our review of proposed related person transactions, the Governance, Compensation and Nominating Committee considers the aggregate value of the transaction, whether the transaction was undertaken in the ordinary course of business, the nature of the relationships involved, and whether the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party.

     We believe transactions among related parties are as fair to us as those obtainable from unaffiliated third parties.

     On September 18, 2008, the Company’s subsidiary, MTI Micro, executed a Convertible Note and Warrant Purchase Agreement (the “Purchase Agreement”), Secured Convertible Promissory Note Agreements (the “Bridge Notes”), Security Agreement (the “Security Agreement’) and Warrant Agreements (the “Warrants”). The investors (the “Bridge Investors”), included MTI, in the form of conversion of existing debt of $700,000, Dr. Walter L. Robb, a member of the Company’s and MTI Micro’s Boards of Directors, and Counter Point Ventures Fund II, LP (Counter Point). Counter Point is a venture capital fund sponsored and managed by Dr. Walter L. Robb. General Electric Pension Trust, an employee benefit plan trust, is a passive limited partner in Counter Point. The Bridge Notes allowed MTI Micro to borrow up to an aggregate of $2.2 million, including conversion of the outstanding debt totaling $700,000 owed to the Company. Under this agreement, MTI Micro closed on $1.5 million of funding from other investors on September 18, 2008.

     On February 20, 2009, MTI Micro and the Investors agreed to, among other things, amend the Bridge Notes (“Amendment No. 1”) to permit MTI Micro to sell additional Bridge Notes with an additional principal amount of up to $500,000 to additional investors, and to extend the maturity date from March 31, 2009 to May 31, 2009 (the “Maturity Date”). No other terms of the Bridge Notes were amended. Following the effectiveness of the Amendment No. 1, MTI Micro borrowed an additional $500,000 from Counter Point, bringing the aggregate outstanding principal amount borrowed under the Bridge Notes, as amended, to $2.7 million, including conversion of outstanding debt totaling $700,000 owed to the Company.

     On April 15, 2009, MTI Micro and the Investors agreed to amend the Bridge Notes (“Amendment No. 2”) to permit MTI Micro to sell additional Bridge Notes with an additional principal amount of up to $800,000 to an additional investor and Counter Point, and to extend the maturity date from May 31, 2009 to March 31, 2010 (the “Maturity Date”). Effective December 4, 2009, MTI Micro had sold all additional Bridge Notes. The Bridge Notes had an interest rate of 10%, compounded annually.

     On December 9, 2009, MTI Micro entered into a Secured Convertible Promissory Note Negotiated Conversion Agreement (the “Conversion Agreement”) with MTI and the parties to the Bridge Documentation. Pursuant to the Conversion Agreement, effective December 9, 2009, MTI Micro, MTI and the other parties to the Bridge Documentation (the “Bridge Investors”) agreed to, among other things, convert the aggregate principal and accrued interest amount of $3,910,510 outstanding under the Bridge Notes into an aggregate of 55,864,425 shares of Common Stock of MTI Micro using a conversion price per share of $0.070 (the “Negotiated Conversion”). As an incentive for MTI Micro to agree to the terms of the Negotiated Conversion, MTI Micro, MTI and the Bridge Investors also agreed that immediately prior to the consummation of the Negotiated Conversion, MTI Micro would issue to each current MTI Micro stockholder (including MTI), without consideration, a warrant (“Micro Warrant”) exercisable after one (1) year for up to 50% of the aggregate number of shares of Common Stock each such MTI Micro stockholder currently held in MTI Micro, at $0.070 per share and with a term of seven (7) years. Accordingly, immediately prior to the consummation of the Negotiated Conversion on December 9, 2009, MTI Micro issued Micro Warrants exercisable for an aggregate of 32,779,310 shares of MTI Micro Common Stock.

     As a result of the Negotiated Conversion, MTI converted an aggregate principal and accrued interest amount of $786,917 outstanding under the Bridge Notes into an aggregate of 11,241,666 shares of Common Stock of MTI Micro, and MTI’s ownership interest in MTI Micro decreased from approximately 97.3% to approximately 61.8%, or 69.2% on a fully-diluted basis including the Micro Warrants issued to all current MTI Micro stockholders and the Bridge Warrants.

     In addition, effective immediately upon the consummation of the Negotiated Conversion, the security interest granted by MTI Micro to the Bridge Investors under the Security Agreement that collateralized the Bridge Investors’ Bridge Notes by all of the assets of MTI Micro (the “Collateral”) terminated, and all rights to the Collateral under the Security Agreement reverted to MTI Micro.

     On January 11, 2010, MTI Micro entered into a Common Stock and Warrant Purchase Agreement (the “Purchase Agreement”) with Counter Point. Dr. Robb and Counter Point beneficially held approximately 29.5% of the fully-diluted capital stock of MTI Micro of December 31, 2009, and as of March 15, 2010 hold an aggregate of approximately 30.7% of the fully-diluted capital stock of MTI Micro.

     Pursuant to the Purchase Agreement, MTI Micro may issue and sell to Counter Point up to 28,571,429 shares of common stock, par value $0.01 per share (the “Micro Common Stock”), at a purchase price per share of $0.070, over a period of twelve (12) months, and warrants (“Warrants”) to purchase shares of Micro Common Stock equal to 20% of the shares of Micro Common Stock purchased under the Purchase Agreement at an exercise price of $0.070 per share. The sale and issuance of the Micro Common Stock and Warrants shall occur over multiple closings (each, a “Closing”) occurring over two (2) one month closing periods and five (5) two-month closing periods (each, a “Closing Period”). Three Closings have occurred through March 15, 2010, with MTI Micro raising $660,000 from the sale of 9,428,571 shares of Micro Common Stock and Warrants to purchase 1,885,714 shares of Micro Common Stock to Counter Point. Subsequent Closings may occur thereafter at MTI Micro’s sole discretion during the Closing Periods upon delivery of written notice by MTI Micro to Counter Point of its desire to consummate a Closing, and Counter Point’s acceptance of such offer under the Purchase Agreement on the terms agreed upon with MTI Micro. In the event the terms and conditions of the Purchase Agreement no longer reflect current market conditions or otherwise, either party may elect not to participate in a Subsequent Closing(s) or the parties may amend the Purchase Agreement on mutually agreeable terms with respect to such Subsequent Closing(s). If MTI Micro were to issue and sell the remainder of the 28,571,429 shares under the Purchase Agreement, the Company would continue to hold an aggregate of 55.8% of the fully-diluted capital stock of MTI Micro.

      The purchase price per share of the Micro Common Stock and the exercise price of the Warrants are the same as the conversion price of MTI Micro’s bridge notes that were converted into Micro Common Stock in December 2009, resulting in the conversion of an aggregate of $3,910,510 of outstanding principal and accrued interest under secured promissory notes issued by MTI Micro into an aggregate of 55,864,425 shares of Micro Common Stock at a conversion price of $0.070 per share.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act, requires our directors, executive officers and holders of more than 10% of our Common Stock to file with the SEC initial reports of ownership of our Common Stock and other equity securities on a Form 3 and report of changes in such ownership on a Form 4 or Form 5. Officers, directors and 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of Forms 3, 4 and 5 and amendments thereto furnished to us during the most recent fiscal year and written representations by the persons required to file such reports, all filing requirements of Section 16(a) were satisfied with respect to our most recent fiscal year.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

     Stockholders who wish to communicate with the Board, or a particular Director, may send a letter to our Secretary at 431 New Karner Road, Albany, New York 12205. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication.” All such letters must identify the author as a stockholder and clearly state whether the intended recipients are all members of the Board or certain specified individual Directors. The Secretary will make copies of all such letters and circulate them to the appropriate Director or Directors.

CODE OF ETHICS

     We have adopted a Code of Ethics for employees, officers and Directors. The Code of Ethics, as revised, was filed as Exhibit 14.1 to our Annual Report on Form 10-K for the year ended December 31, 2005. A copy may be obtained at no charge by written request to the attention of our Secretary at 431 New Karner Road, Albany, New York 12205. A copy of the Code of Ethics is also available on our website at www.mechtech.com.

EXECUTIVE OFFICERS

     The executive officers of the registrant (all of whom serve at the pleasure of the Board), their ages, and the position or office held by each, are as follows:

Executive Officers	Age	Position or Office
Peng K. Lim	47	Chief Executive Officer
James K. Prueitt	52	Vice President of Engineering and Operations, MTI MicroFuel Cells Inc.
Frederick W. Jones	42	Acting Chief Financial Officer, MTI and Vice President of Finance and Operations, MTI Instruments Inc.

     Peng K. Lim has served as our Chief Executive Officer since December 2006, Chairman of the Board since May of 2008, and since May 2006, the President and Chief Executive Officer of MTI MicroFuel Cells, Inc., or MTI Micro, a Delaware corporation and our majority owned subsidiary. From 2001 to 2005, Mr. Lim served as the President and Chief Executive Officer of Tapwave, Inc., a handheld and entertainment platform company. Mr. Lim served as Vice President, Worldwide Product Development of Palm, Inc., a handheld and wireless computer company, from April 1999 until May 2001. Mr. Lim served as Vice President of Engineering of Fujitsu Personal Systems, a pen-based and wireless computer company and a wholly-owned subsidiary of Fujitsu Limited, from June 1997 until March 1999. From July 1996 to June 1997, Mr. Lim was an Engineering Platform Director for Texas Instruments, a semiconductor company. Mr. Lim holds a B.S. and an M.S. in Electrical Engineering from University of Windsor (Ontario, Canada) and a Master of Engineering Management from Northwestern University. Mr. Lim is an alumnus of the Stanford Executive Program for Growing Companies at Stanford University. Mr. Lim served on the board of Novatel Wireless, Inc. from 2001 through 2007.

     James K. Prueitt has served as Vice President of Engineering and Operations of MTI Micro since November 2007 and served as MTI Micro’s Senior Director of Engineering between April 2006 and November 2007. Mr. Prueitt manages research and development, purchasing, quality, operations and program management. Prior to joining our company, Mr. Prueitt spent 20 years at Polaroid Corporation where he served most recently as Divisional Vice President of Hardware and Software research and development. Mr. Prueitt also holds an M.B.A. from the University of West Florida and an M.S. in Mechanical Engineering from the University of Kentucky.

     Frederick W. Jones was promoted to Vice President of Finance of MTI Instruments in April, 2010, from the Senior Director of Finance and Operations at MTI Instruments, Inc., which he had held since May 2007. He has also been serving as the Acting Chief Financial Officer of MTI since June 2009. Since joining the Company in 1993, Mr. Jones has held a variety of roles at MTI and its subsidiaries, including Staff Accountant, Controller and Director of Finance and Administration. In his current capacity, Mr. Jones supervises the financial reporting, Sarbanes-Oxley compliance, treasury, human resources and risk management for MTI. In addition, Mr. Jones also oversees the production, quality and shipping departments of MTI Instruments. Prior to his employment with MTI, Mr. Jones served as Controller for both Hobbs Management Corporation and Galesi Management Corporation. Mr. Jones received a Bachelors degree in Business Administration and Accounting from Siena College.

     Subject to any terms of any employment agreement with the Company (as further described in the Proxy Statement), each of the executive officers holds his respective office until the regular annual meeting of the Board following the Annual Meeting of Stockholders and until his successor is elected and qualified or until his earlier resignation or removal.

EXECUTIVE COMPENSATION

Compensation Philosophy

     The primary objectives of our compensation policies are to attract, retain, motivate, develop, and reward our management team for executing our strategic business plan thereby enhancing stockholder value, while recognizing and rewarding individual and company performance. These compensation policies include (i) an overall management compensation program that is competitive with national and regional companies of similar size or within our industry; and (ii) long-term incentive compensation in the form of stock-based compensation that will encourage management to continue to focus on stockholder return. Our executive compensation program ties a substantial portion of each executive’s overall compensation to key strategic, financial, and operational goals, including establishing and maintaining customer relationships, signing OEM agreements; meeting revenue targets and profit and expense targets; introducing new products; progressing products towards manufacturing; and improving operational efficiency.

     We believe that potential equity ownership in our company is important to provide executive officers with incentives to build value for our stockholders. We believe that equity awards provide executives with a strong link to our short- and long-term performance, while creating an ownership culture to maintain the alignment of interests between our executives and our stockholders. When implemented responsibly, we also believe these equity incentives can function as a powerful executive retention tool.

     Our Governance, Compensation and Nominating Committee, consisting entirely of independent directors, administers our compensation plans and policies, including the establishment of policies that govern base salary as well as short- and long-term incentives for our executive management team.

Summary of Cash and Other Compensation

     The following table sets forth the total compensation received for services rendered in all capacities to our company during the fiscal years ended December 31, 2008 and 2009 by our three “named executive officers,” namely Peng K. Lim, our Chief Executive Officer, and our two other executive officers during fiscal 2009.

SUMMARY COMPENSATION TABLE

						Non-Equity
						Incentive
						Plan		All Other
				Stock	Option	Compensa-		Compensa-
Name and Principal		Salary	Bonus	Awards	Awards	tion		tion	Total
Position	Year	$	$	($)(1)	($)(2)	($)		($)(3)	($)
Peng K. Lim	2009	$381,411	—	$—	$71,120	$87,500	(4)	$11,796	$551,827
			—	—
Chief Executive Officer (6)	2008	300,000			259,607	175,000	(5)	10,579	745,186

Frederick W. Jones	2009	110,002	—	—	6,096	6,400	(10)	4,751	127,249
Acting Chief Financial
Officer, MTI and
subsidiaries, Vice
President of Finance &
Operations of MTI
Instruments(7)

James K. Prueitt,	2009	188,300	—	—	—	—		7,358	195,658
Vice President of
Engineering and
Operations, MTI	2008	188,300	—	—	29,009	18,830	(7)	5,372	241,511
MicroFuel Cells Inc(8) (9)

(1)	The amounts shown in this column represent the grant date fair values of restricted stock awards awarded each of the past two years. The award values prior to 2009 were recalculated from the amounts shown in prior Proxy Statements to reflect the grant date fair value, as required by SEC rules effective for 2010. The assumptions we use in calculating these amounts are discussed in Note 13 to the financial statements on the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC on March 31, 2010.

(2)	The amounts shown in this column represent the grant date fair values of any stock option awards awarded each of the past two years. The award values prior to 2009 were recalculated from the amounts shown in prior Proxy Statements to reflect the grant date fair value, as required by SEC rules effective for 2010. The assumptions we use in calculating these amounts are discussed in Note 13 to the financial statements on the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC on March 30, 2010.

(3)	The following is a summary of the major categories included in ‘All Other Compensation:’

	2009 All Other Compensation
				Total -
	401(k)			All Other
	Matching	Severance	Other	Compensation
Peng K. Lim	$11,180	$ —	$617	$11,796
Frederick W. Jones	4,751	—	—	4,751
James K. Prueitt	7,358	—	—	7,358

(4)	Mr. Lim is eligible for a potential bonus of up to $175,000 for the period June 1, 2009 – May 31, 2010 based on the achievement of certain performance objectives. As of December 31, 2009, 50% of the bonus had been earned.

(5)	The Company had accrued for Mr. Lim, as of December 31, 2008, a $175,000 bonus related to successful completion of certain performance objectives established for 2008. The entire $175,000 was paid out in 2009.

(6)	Included in Mr. Lim’s salary for 2009 is $41,665 of compensation which Mr. Lim elected to defer during the period January 1, 2009 – May 31, 2009 and $50,000 of compensation in consideration of Mr. Lim’s postponement of his annual salary increase from his May 2008 anniversary date until January 2009. These were converted, net of taxes to 753,558 shares of MTI Micro common stock as part of MTI Micro’s December 9, 2009 Secured Convertible Promissory Note Negotiated Conversion Agreement.

(7)	Mr. Jones did not become a named executive officer until 2009.

(8)	Included in Mr. Prueitt’s salary for 2009 is $4,345 of compensation which Mr. Prueitt elected to defer during the period March 1, 2009 – May 31, 2009 which was converted, net of taxes, to 58,806 shares of MTI Micro common stock as part of MTI Micro’s December 9, 2009 Secured Convertible Promissory Note Negotiated Conversion Agreement.

(9)	The Company had accrued for Mr. Prueitt, as of December 31, 2008, an $18,830 bonus related to successful completion of certain performance objectives established for 2008. The entire $18,830 was paid out in 2009.

(10)	The Company has accrued for Mr. Jones, as of December 31, 2009, $6,400 related to successful completion of certain performance objectives established for 2009. The entire amount was paid out in 2010.

Base Salary and Cash Incentives of the Chief Executive Officer

     Mr. Lim joined our company in May 2006 as President and Chief Executive Officer of MTI Micro at an annual salary of $300,000, and was promoted to our Chief Executive Officer in December 2006, receiving no base salary change. During our annual Chief Executive Officer compensation review in 2007, the Governance, Compensation and Nominating Committee engaged Radford to review the compensation package of our Chief Executive Officer based upon competitive market data. After consideration of the analysis and information provided by and the recommendations from Radford, we determined that no base salary adjustment was required for Mr. Lim during 2007. Mr. Lim’s base salary was not changed during 2008.

     Effective January 1, 2009, Mr. Lim’s base annual salary was increased to $350,000 with a cash incentive compensation bonus targeted at 50% of base salary as described in his employment agreement dated December 31, 2008. As part of Mr. Lim’s amended employment agreement, Mr. Lim’s salary was reduced by $8,333 per month (or 28.57%) for the months of January and February 2009.

     On February 24, 2009, we entered into a letter agreement with Mr. Lim amending certain terms of Mr. Lim’s current employment agreement. In an effort to reduce our cash requirements, Mr. Lim agreed to extend the deferral of $8,333 (or 28.57%) of his base salary per month commencing March 1, 2009 through May 31, 2009.

      In consideration of Mr. Lim’s postponement of his annual salary increase from his May 2008 anniversary date until January 2009 and for the salary deferrals from January 1 through May 31, 2009, net of taxes, Mr. Lim was issued 753,558 shares of MTI Micro common stock as part of MTI Micro’s December 9, 2009 Secured Convertible Promissory Note Negotiated Conversion Agreement.

     In April 2010, Mr. Lim voluntarily reduced the portion of his monthly salary that is allocated to MTI Micro from $9,722.22 to $2,430.56 as part of a cash conservation program. The voluntary reduction in salary does not affect the amount of potential bonus or severance benefits that Mr. Lim is otherwise entitled to under the terms of his employment agreement, and will continue until such time as MTI Micro secures additional funding. The portions of his salary allocated to MTII and MTI were not affected.

     During 2008 and 2009, Mr. Lim participated in an annual cash incentive compensation plan with a bonus targeted at 50% of base salary as described in his employment agreement. Mr. Lim was paid a $175,000 bonus in 2009 related to his performance in 2008 under his annual cash incentive plan.

     Mr. Lim is eligible for future bonus arrangements with a targeted annual payout of 50% of base salary payable for the twelve month period of June through May each year. Any future bonus compensation to Mr. Lim will be contingent solely upon the determination of the Governance, Compensation and Nominating Committee that set objectives for Mr. Lim have been satisfied. For the June 2009 to May 2010 period, 50% of Mr. Lim’s bonus target will be based on MTI Instruments achieving certain revenue and cash flow targets in 2009, and 50% will be based on MTI Micro receiving additional government funding on or before May 8, 2010. We have accrued for Mr. Lim, as of December 31, 2009, a $95,455 bonus under his annual cash incentive compensation plan.

Base Salary and Cash Incentives of Other Named Executive Officers

     We evaluated other named executive officer base salaries during 2009 and maintained current base salary levels for all of our other named executive officers.

     On February 24, 2009, we entered into a letter agreement with Mr. Prueitt amending certain terms of Mr. Prueitt’s current employment agreement dated December 31, 2008. In an effort to reduce our cash requirements, Mr. Prueitt agreed to defer 10% of his monthly base salary per month ($1,569.16 per month) commencing March 1, 2009 through May 31, 2009. In consideration of this salary deferral, Mr. Prueitt was paid for such deferred salary amounts, less appropriate tax withholdings, by the issuance of 58,806 shares of MTI Micro common stock as part of MTI Micro’s December 9, 2009 Secured Convertible Promissory Note Negotiated Conversion Agreement.

     As part of a cash conservation program at MTI Micro, Mr. Prueitt’s salary was reduced by 20% starting April 12 and continuing until such time as MTI Micro secures additional funding.

     Mr. Prueitt is eligible to receive a bonus payment for the period from May 2009 to May 2010 of up to 10% of his base salary if MTI Micro receives additional government funding on or before May 8, 2010 and meets certain milestone developments before the same date.

     During 2008, Mr. Prueitt participated in an annual cash incentive compensation plan and was paid a bonus of $18,830 based on the successful completion of certain performance objectives established for 2008.

     In addition to base salary compensation, we consider short-term cash incentives to be an important tool in motivating and rewarding near-term performance against established short-term goals. We do not utilize a specific formula, but executive management is eligible for cash awards contingent upon achievement of individual, financial, or company-wide performance criteria. The criteria are established to ensure that a reasonable portion of an executive’s total annual compensation is performance based.

     We believe that the higher an executive’s level of responsibility, the greater the portion of that executive’s total earnings potential should be tied to the achievement of critical technological, operational and financial goals. Our Chief Executive Officer generally is eligible for annual cash incentive awards of up to 50% of his base salary, with other named executive officer eligibility between 5% and 10% of base salary. We believe this strategy places the desired proportionate level of risk and reward on performance by the Chief Executive Officer and other named executive officers.

     While performance targets are established at levels that are intended to be achievable, we believe that we have structured these incentives so that maximum bonus payouts would require a substantial level of both individual and company performance.

Long-Term Equity Incentive Compensation

     Equity awards typically take the form of stock options and restricted stock grants. Authority to make equity awards to executive officers rests with our Governance, Compensation and Nominating Committee. In determining the size of awards for new or current executives, we consider the competitive market, strategic plan performance, contribution to future initiatives, benchmarking of comparative equity ownership for executives in comparable positions at similar companies, individual option history, and recommendations of our Chief Executive Officer and Chairman.

     We generally base our criteria for performance-based equity awards on one or more of the following long-term measurements:
  procurement and maintenance of OEM alliance/strategic agreements;

  manufacturing readiness;

  financing targets;

  gross revenue and profit goals;

  operating expense improvements; and

  product launches, new product introductions or improvements to existing products or product-intent prototypes.
     These performance measurements support various initiatives identified by our Board of Directors as critical to our future success, and are either expressed as absolute in terms of success or failure, or will be measured in more qualitative terms.

     The timing of all equity awards for our Chief Executive Officer and our Chief Financial Officer in the past have generally coincided with either employment anniversary dates or the annual meeting dates. Other executive officer equity awards have occurred in conjunction with completion or assignment of objectives, promotions, commencement of employment, or coincide with our annual meeting date. We do not time option grants to our executives in coordination with the release of material non-public information, nor do we impose any equity ownership guidelines on our executives.

     The following table sets forth certain information regarding the options held and value of each such officer’s unexercised options as of December 31, 2009.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2009

						Option Awards
					Equity Incentive
		Number of	Number of		Plan Awards:
		Securities	Securities		Number of Securities
		Underlying	Underlying		Underlying
		Unexercised	Unexercised		Unexercised	Option
	Option Grant	Options (#)	Options (#)		Unearned Options	Exercise Price	Option Expiration
Name	Date	Exercisable	Unexercisable		(#)	($)	Date
Peng K. Lim	05/08/2006	20,213	—		—	35.44	05/07/2013
	05/08/2006	35,553	5,072	(1)	—	35.44	05/07/2013
	05/08/2006	20,313	—		—	35.44	05/07/2013
	06/18/2007	8,750	—		—	10.72	06/17/2014
	06/18/2007	14,224	14,214	(2)	—	10.72	06/17/2014
	06/18/2007	6,563	—		—	10.72	06/17/2014
	05/21/2008	13,750	13,750	(3)	—	3.60	05/20/2015
	05/21/2008	5,000	5,000	(4)	—	3.60	05/20/2015
	12/31/2008	46,668	23,332	(5)	—	1.16	12/31/2015
	11/13/2009	35,000	35,000	(6)	—	1.40	11/13/2019
James K. Prueitt	03/17/2007	4,375	—		—	10.72	03/16/2014
	10/08/2007	—	—		6,250 (7)	9.84	10/07/2014
	10/08/2007	9,376	9,374	(8)	—	9.84	10/07/2014
	05/21/2008	8,750	8,750	(9)	—	3.60	05/20/2015
	04/19/2006	1,875	—		—	35.04	04/18/2016
	04/19/2006	2,346	779	(10)	—	35.04	04/18/2016
Frederick Jones	12/15/2000	1,250	—		—	23.00	12/14/2010
	04/17/2003	938	—		—	16.15	04/16/2013
	06/23/2004	469	—		—	49.33	06/22/2014
	09/23/2004	657	—		—	33.08	09/22/2014
	03/17/2007	750	—		—	10.72	03/16/2014
	11/13/2009	3,000	3,000	(6)	—	1.40	11/13/2019

(1)	The options vest at a rate of 6.25% per quarter beginning August 8, 2006, becoming fully exercisable on May 8, 2010.

(2)	The options vest at a rate of 6.25% quarterly beginning January 1, 2008, becoming fully exercisable on October 1, 2011 unless performance targets for accelerated vesting of this grant are achieved.

(3)	The options vest at a rate of 50% annually beginning May 21, 2009, becoming fully exercisable on May 21, 2010

(4)	The options vest at a rate of 50% annually beginning May 21, 2009, becoming fully exercisable on May 21, 2010

(5)	The options vested 50% immediately on the grant date, with the remaining options vesting at a rate of 4.17% quarterly over three years beginning March 31, 2009, becoming fully exercisable on December 31, 2011.

(6)	The options vested 50% immediately on the grant date, with the remaining options vesting at a rate of 4.17% quarterly over three years beginning February 13, 2010, becoming fully exercisable on November 13, 2012.

(7)	The options were scheduled to vest 100% only upon successful achievement of performance targets by March 31, 2010. The performance targets were not met and the options were cancelled.

(8)	The options vested at a rate of 25% on the first anniversary of the grant date and 6.25% on each quarterly anniversary thereafter beginning October 1, 2009, becoming fully exercisable on October 8, 2011 unless performance targets for accelerated vesting of this grant are achieved.

(9)	The options vest at a rate of 50% annually beginning on the first anniversary of the grant date, becoming fully exercisable on May 21, 2010.

(10)	The options vest at a rate of 25% annually beginning on the first anniversary of the grant date, becoming fully exercisable on April 19, 2010.

Equity Awards to Officers

Equity Awards of the Chief Executive Officer

     During November 2009, we awarded Mr. Lim the following:
  options to purchase 70,000 shares of Common Stock that vested 50% on November 13, 2009, with the remaining options vesting quarterly over three years beginning February 13, 2010, with a 10-year term.
Equity Awards of Other Named Executive Officers

     During November 2009, we awarded Mr. Jones the following:
  options to purchase 6,000 shares of Common Stock that vested 50% on November 13, 2009, with the remaining options vesting quarterly over three years beginning February 13, 2010, with a 10-year term.
MTI Equity Incentive Plans

     As of December 31, 2009, we have three equity compensation plans: 1) 1996 Stock Incentive Plan; 2) 1999 Employee Stock Incentive Plan; and 3) 2006 Equity Incentive Plan. The Governance, Compensation and Nominating Committee administers all equity compensation plans and has the authority to determine the terms and conditions of the awards granted under equity plans.

1996 Stock Incentive Plan

     The 1996 Stock Incentive Plan, or 1996 Plan, was approved by our stockholders during December 1996. Under the 1996 Plan, our Board of Directors was authorized to award stock options, stock appreciation rights, restricted stock, and other stock-based incentives to our officers, employees and others. As of December 31, 2009, there were 71,591 options outstanding under the 1996 Plan, of which 71,023 were exercisable with zero shares reserved for future grants.

1999 Employee Stock Incentive Plan

     The 1999 Employee Stock Incentive Plan, or 1999 Plan, was approved by our stockholders during March 1999. Under the 1999 Plan, our Board of Directors is authorized to award stock options and restricted stock to our officers, employees and others. The 1999 Plan expired on March 18, 2009. As of December 31, 2009, options to purchase 367,278 shares of our Common Stock were outstanding under the 1999 Plan, of which 315,332 were exercisable with zero shares reserved for future grants.

     Options issued under both the 1996 Plan and 1999 Plan terminate between seven and ten years after the date of grant. Stock option grants or restricted stock awards under these plans can be issued to vest immediately, vest over a certain period, vest based upon successful completion of a performance measure specified by our Governance, Compensation and Nominating Committee, or a prescribed combination of performance and time vesting (i.e. a time vesting option accelerated by achievement of a performance objective or a performance vesting option that will vest at a certain date in the future).

     The 1996 Plan and 1999 Plan provide that in the event of a change of control all unexercised and outstanding options and restricted stock shall become fully vested and exercisable as of the date of the change of control, provided the optionee is employed by us at the date of the change. This is commonly referred to as a single trigger acceleration of option vesting.

2006 Equity Incentive Plan

     The 2006 Equity Incentive Plan, or 2006 Plan, was approved by our stockholders during May 2006. The plan was amended and restated by our Board effective September 16, 2009 to increase the initial aggregate number of 250,000 shares of common stock which may be awarded or issued to 600,000. We were not required to obtain stockholder approval of the amendment. Under the 2006 Plan, the Board of Directors is authorized to issue stock options, stock appreciation rights, restricted stock, and other stock-based incentives to officers, employees and others. The number of shares which may be awarded under the 2006 Plan and awards outstanding have been adjusted for stock splits and other similar events. As of December 31, 2009, 277,534 options to purchase our Common Stock were outstanding under the 2006 Plan, of which 185,262 were exercisable with an additional 316,216 shares reserved for future grants.

     The 2006 Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards.

     Our Governance, Compensation and Nominating Committee selects the recipients of awards and determines (i) the number of shares of Common Stock covered by options and the dates upon which such options become exercisable, (ii) the exercise price of options (which may not be less than 100% of fair market value of the Common Stock), (iii) the duration of options (which may not exceed seven years), and (iv) the number of shares of Common Stock subject to any stock appreciation rights, restricted stock award, restricted stock unit award or other stock-based awards and the terms and conditions of such awards, including conditions for forfeiture, repurchase, issue price and repurchase price, if any.

     Upon a “Substantial Corporate Change,” as such term is defined in the 2006 Plan, the 2006 Plan and any unexercised or forfeitable awards will terminate unless either (i) an award agreement with a participant provides otherwise or (ii) provision is made in writing in connection with such transaction for the assumption or continuation of outstanding awards, or the substitution for such awards with awards covering the stock or securities of a successor employer entity, or a parent or subsidiary of such successor. If an award would otherwise terminate under the preceding sentence, we will either provide that optionees or holders of stock appreciation rights or other exercisable awards will have the right, at such time before the completion of the transaction causing such termination as we reasonably designate, to exercise any unexercised portions of the options or stock appreciation rights or other exercisable awards, including portions of such awards not already exercisable, or for any awards including the foregoing, cause us, or agree to allow the successor, to cancel each award after payment to the participant of an amount, if any, in cash, cash equivalents, or successor equity interests substantially equal to the fair market value of the consideration (as valued by the administrator) paid for our shares, under the transaction minus, for options and stock appreciation rights or other exercisable awards, the exercise price for the shares covered by such awards (and, for any awards, where we determine it is appropriate, any required tax withholdings), and with such allocation among cash, cash equivalents, and successor equity interests as we determine or approve.

Perquisites and Other Benefits

     Our executive officers are eligible to participate in similar benefit plans available to all our other employees including medical, dental, vision, group life, disability, accidental death and dismemberment, paid time off, and 401(k) plan benefits. In addition, we pay 100% of Mr. Lim’s group term life insurance premiums, representing an additional cost in 2009 of $617.

     We also maintain a standard directors and officers liability insurance policy with coverage similar to the coverage typically provided by other small publicly held technology companies.

Severance, Change in Control and Non-Compete Agreements

     Most of the our executive officers are entitled to receive severance payments equal to a specified number of months of base salary and benefits in the event their employment is terminated “without cause” or in Mr. Lim’s case, if he is terminated “without cause” or if he terminates his employment with us for “good reason.” Mr. Lim’s stock options are also subject to acceleration or a continuation of vesting should we terminate his employment without cause or if he terminates his employment with us for good reason.

     A change in control will accelerate the vesting of outstanding stock options issued under the 1996 and 1999 Stock Incentive Plans; however options outstanding under the 2006 Equity Plan will not automatically accelerate vesting unless provided in an employment agreement. See “Employment Agreements.”

     We believe these severance and change in control arrangements are reasonable and mitigate some of the risk that exists for executives working in small technology companies by maintaining employee engagement and encouraging retention in an environment with substantial challenges and changes. This is especially true considering each executive officer has signed a Non-Competition and Non-Solicitation Agreement limiting future opportunities in the event the executive’s employment is terminated for any reason. These agreements specify that the executive will not compete with our businesses for a period of one year following such termination.

     Peng K. Lim

     Mr. Peng’s amended employment agreement also provides that if we terminate Mr. Lim’s employment without cause or if Mr. Lim terminates his employment for good reason he will receive 1) his accrued salary, business expenses, and earned bonus through the date of termination; 2) 100% of his regular base salary and target bonus (in monthly installments) for 12 months, and certain other benefits for one year from the date of termination; 3) the first year premium for converting his group life insurance coverage to an individual policy; and 4) continued vesting of his outstanding options at the rate described in the each respective option agreement (including the full acceleration of the vesting of the performance-based options) for one year from the date of termination, with continued exercisability for all vested options for five years following the period ending one year after the date of termination.

     If Mr. Lim’s employment is terminated for “cause,” Mr. Lim will receive his accrued salary, business expenses, and earned bonus through the date of termination. If Mr. Lim’s employment is terminated by reason of death or disability, in addition to these accrued entitlements, Mr. Lim will receive a pro-rata bonus, continuation of vesting of outstanding time-based options for one additional quarter, vesting of performance-based options as of the date of termination, and all vested options will remain exercisable for one year.

     For purposes of this agreement, “cause” means gross misconduct, gross negligence, theft, dishonesty, fraud, or gross dereliction of duties; or indictment on any felony charge or misdemeanor charge involving theft, moral turpitude; or a violation of the federal securities laws whether or not related to his conduct at work. “Good reason” means our failure to renew the agreement at substantially equivalent or greater salary and target bonus; a significant diminution of Mr. Lim’s job title, responsibilities or reporting relationship; or relocation of the job to a location outside a 50 mile radius of MTI Micro’s office location on the commencement date.

Other Named Executive Officers

     Our employment agreement with Mr. Prueitt provides that if we terminate Mr. Prueitt’s employment without cause, he will continue to receive his base salary and benefits for a four-month period. In addition, Mr. Jones is entitled to receive his base salary and benefits for a four month period if he is terminated in connection with a change of control of MTI Instruments.

Potential Payments upon Termination

     The following table sets forth a breakdown of termination payments and the net realizable value of stock and stock options if the employment of any of our named executive officers had been terminated as of December 31, 2009. Severance payments are made either on a salary continuation basis paid over the severance period or on a lump sum basis payable upon a fixed date subsequent to termination of employment.

					Intrinsic
				Health &	Value of
				Life	Stock
			Guaranteed	Insurance	Options at	Accrued
Name	Severance Term	Salary	Bonus	Continuation	Separation	Vacation	Total
Peng K. Lim	One (1) year salary & benefits	$350,000	$175,000	$14,122	$—	$14,492	$553,614
James K. Prueitt	Four (4) months salary & benefits	62,767	—	5,978	—	7,797	76,542
Frederick Jones	Four (4) months salary & benefits (A)	43,708	—	5,170	—	4,483	4,483

(A)	Mr. Jones is only entitled to severance if he is terminated in connection with a change of control of MTI Instruments.

Directors’ Compensation

     Directors who are also our employees are not compensated for serving on the Board. Information regarding compensation otherwise received by our directors who are also executive officers is provided under the heading “Executive Compensation.”

     On April 20, 2007, our Board of Directors adopted a new compensation plan for non-management directors that eliminated the quarterly cash retainer compensation of $12,000 per year, after reducing it from $16,000 per year, on March 13, 2007. Beginning in 2007, non-employee directors annually received the following: 1) options to purchase 50,000 shares of our Common Stock, 2) the Chairman of the Audit Committee, the Chairman of the Governance, Compensation and Nominating Committee each received additional options to purchase 7,500 shares of our Common Stock, and 3) members of the Audit Committee, the Governance, Compensation and Nominating Committee and the Technical Committee of our MTI Micro subsidiary each received additional options to purchase 5,000 shares of our Common Stock. Future compensation will be issued on an annual basis thereafter on the third Monday of each March. These options were priced based on the closing price of our Common Stock on the date of grant, vest immediately and have a seven-year term. Each non-employee director is also reimbursed for reasonable travel and related expenses incurred on our behalf.

     On March 12, 2008, the Board of Directors approved the deferral of the issuance of all annual stock option compensation for the Company’s non-management directors until a later date in 2008. The Board of Directors determined in November 2008 to waive any cash compensation for the Company’s non-management directors for fiscal 2008. The Board also waived its cash fees for fiscal 2009.

     On September 18, 2009, the Board of Directors approved a grant of 15,000 stock options to each non-management Director to purchase shares of our common stock.

DIRECTOR COMPENSATION FOR FISCAL YEAR 2009

			All
	Fees Earned or	Option	Other
Name	Paid in Cash ($)	Awards (5)($)	Compensation	Total ($)
Thomas J. Marusak (1)	—	12,356	—	12,356
E. Dennis O’Connor (2)	—	12,356	—	12,356
William P. Phelan (3)	—	12,356	—	12,356
Dr. Walter Robb (4)	—	12,356	—	12,356

(1)	As of December 31, 2009, Mr. Marusak had 31,147 options outstanding and exercisable.

(2)	As of December 31, 2009, Mr. O’Connor had 45,012 options outstanding and exercisable.

(3)	As of December 31, 2009, Mr. Phelan had 33,127 options outstanding and exercisable.

(4)	As of December 31, 2009, Dr. Robb had 44,607 options outstanding and exercisable.

(5)	The amounts shown in this column represent the grant date fair values of stock option awards awarded during 2009.

ADDITIONAL INFORMATION

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT AND RELATED STOCKHOLDER MATTERS

     The following table sets forth information regarding the beneficial ownership of our Common Stock as of March 31, 2010 by each of our directors and named executive officers and all of our executive officers and directors as a group. We are not aware of any stockholders that beneficially own more than 5% of our Common Stock.

	Shares Beneficially Owned
		Percent of
Name and Address of Beneficial Owner (1)	Number (2)	Class
Executive Officers
Peng K. Lim (3)	253,651	5.0%
James K. Prueitt (4)	39,845	*
Frederick Jones (5)	7,564	*

Non-Employee Directors
Thomas J. Marusak (6)	32,022	*
E. Dennis O’Connor (7)	62,700	1.3%
William P. Phelan (8)	33,127	*
Dr. Walter L. Robb (9)	98,982	2.1%

All current directors and officers as a group (7 persons) (10)	527,891	10.0%

*	Less than 1%.

(1)	Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares of Common Stock beneficially owned by the stockholder. The address of all listed stockholders is c/o Mechanical Technology, Incorporated, 431 New Karner Road, Albany, New York 12205.

(2)	The number of shares beneficially owned by each stockholder is determined under rules promulgated by the SEC and includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and includes any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days after March 31, 2010, through the exercise of any warrant, stock option or other right. The inclusion in this schedule of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. The number of shares of Common Stock outstanding used in calculating the percentage for each listed person includes the shares of Common Stock underlying options held by such person, which are exercisable within 60 days of March 31, 2010, but excludes shares of Common Stock underlying options held by any other person. Percentage of beneficial ownership is based on 4,771,658 shares of Common Stock outstanding as of March 31, 2010.

(3)	Includes 242,263 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days of March 31, 2010.

(4)	Includes 38,595 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days of March 31, 2010.

(5)	Includes 7,564 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days of March 31, 2010.

(6)	Includes 31,147 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days of March 31, 2010.

(7)	Includes 43,137 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days of March 31, 2010.

(8)	Includes 33,127 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days of March 31, 2010.

(9)	Includes 42,732 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days of March 31, 2010.

(10)	Includes 118,996 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days of March 31, 2010.

ANNUAL REPORT TO STOCKHOLDERS

     Our Annual Report to Stockholders accompanies this Proxy Statement. Our Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the SEC, will be promptly delivered to any stockholder, without charge, upon written or oral request. Requests may be made by mail to: Mechanical Technology, Incorporated, ATTN: Investor Relations Department, 431 New Karner Road, Albany, New York 12205; by e-mail: contact@mechtech.com; or by telephone: (518) 533-2200.

STOCKHOLDER PROPOSALS

     We did not receive any stockholder proposals for inclusion in this Proxy Statement.

     In order to be included in proxy material for the 2011 Annual Meeting of Stockholders, stockholders’ proposed resolutions must be received by us at our offices, 431 New Karner Road, Albany, New York 12205 on or before January 3, 2011. We suggest that proponents submit their proposals by certified mail, return receipt requested, addressed to our Secretary.

     If the Company does not receive notice of a proposal to be presented at the 2011 Annual Meeting of Stockholders on or before March 19, 2011, the proxies designated by the Board will have discretionary authority to vote on any such proposal.

OTHER MATTERS

     We do not know of any matters which will be brought before the meeting other than those specifically set forth in the notice thereof. If any other matter properly comes before the meeting, however, it is intended that the shares represented by proxies will be voted with respect thereto in accordance with the best judgment of the persons voting them.

By Order of the Board of Directors,

/s/ PENG K. LIM
Peng K. Lim
Chief Executive Officer

Albany, New York
May 3, 2010

Appendix A – Proxy Card

ANNUAL MEETING OF STOCKHOLDERS OF

MECHANICAL TECHNOLOGY, INCORPORATED

June 17, 2010

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, Proxy Statement, Proxy Card
are available at http://www.amstock.com/proxyservices/viewmaterial.asp?CoNumber=15895

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

ê Please detach along perforated line and mail in the envelope provided. ê

The Board of Directors recommends a vote FOR the following proposals:
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
					FOR	AGAINST	ABSTAIN
			2.	TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT AUDITOR FOR FISCAL YEAR 2010.	☐	☐	☐
1. ELECTION OF DIRECTORS:

NOMINEES FOR THREE YEAR TERM:
☐	FOR THE NOMINEE	O Peng K. Lim O Dr. Walter L. Robb

☐	WITHHOLD AUTHORITY FOR THE NOMINEE
IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED, THE SHARES REPRESENTED THEREBY WILL BE VOTED. IF A CHOICE IS SPECIFIED BY THE STOCKHOLDER, THE SHARES WILL BE VOTED ACCORDINGLY. IF NOT OTHERWISE SPECIFIED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED BY THE PERSONS NAMED AS PROXIES, IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS, CONTAINED IN THIS PROXY STATEMENT.

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●
MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:

Signature of Shareholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

2010 ANNUAL MEETING OF STOCKHOLDERS PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby revokes any proxy heretofore given to vote such shares, and hereby ratifies and confirms all that said proxies may do by virtue hereof.

The undersigned hereby appoints Mr. James K. Prueitt and Mr. Rick Jones, or either of them, as proxies to vote all the stock of the undersigned with all the powers which the undersigned would possess if personally present at the Annual Meeting of the Stockholders of Mechanical Technology, Incorporated, to be held at our corporate headquarters located at 431 New Karner Road, Albany, New York 12205 at 10:00 a.m., local time, on Thursday, June 17, 2010, or any adjournment thereof, as follows:

(Continued and to be signed on the reverse side.)